EXHIBIT 99.1

Fastenal Names New Chief Financial Officer and Senior Executive Vice President
WINONA, Minn., November 3, 2025 (BUSINESS WIRE) – Fastenal Company (Nasdaq: FAST) (the 'Company' or 'Fastenal') has appointed Max Tunnicliff to the position of Chief Financial Officer and Senior Executive Vice President, effective November 10, 2025.

As Chief Financial Officer and Senior Executive Vice President, Mr. Tunnicliff's responsibilities include establishing priorities, setting goals, and providing guidance and oversight for the Company's finance, accounting, audit, and general counsel functions.

Mr. Tunnicliff brings a tremendous amount of experience, insights, and perspective to Fastenal, having most recently served as chief financial officer of Beko Europe, a leading home appliance business in Europe. Previously, he served in a variety of senior finance leadership roles with Whirlpool Corporation including head of internal audit and VP of strategy, and chief financial officer of the Asia Pacific region. While at Whirlpool, he also previously led teams responsible for financial reporting, category profitability, supply chain finance, and commercial planning.

"We are excited to welcome Max to the Fastenal team as our new Chief Financial Officer and Senior Executive Vice President," said Jeff Watts, President and Chief Sales Officer of Fastenal. "Max brings a tremendous amount of global financial experience and perspective from his leadership roles at Beko Europe and Whirlpool, and he will be an invaluable asset as we continue to strengthen Fastenal's financial foundation and execute our growth strategy for the future."
About Fastenal
With approximately 1,600 branch locations spanning 25 countries, Fastenal supplies a broad offering of fasteners, safety products, metal cutting products, and other industrial supplies to customers engaged in manufacturing, construction, warehouse and storage, data centers, wholesale, and federal, state, and local government. By investing in local experts and inventory, customer-facing technology, wide-ranging services, and best-in-class sourcing and logistics, we offer a unique combination of capabilities to help our customers reduce cost, risk, and scalability constraints in their global supply chains. This "high-touch, high-tech" approach is reflected in our tagline, Where Industry Meets Innovation™.
Additional information regarding Fastenal is available on our website at www.fastenal.com.
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Investor Contact:
Ellen Stolts
Vice President of Accounting & Finance
507.313.7282